Exhibit 99.1

       G&K Services Reports Fiscal 2007 Second Quarter Results


    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 30, 2007--G&K Services, Inc. (Nasdaq:GKSR), today reported revenue for the second quarter ended December 30, 2006 of $230.8 million, a 5.2 percent increase from prior-year revenue of $219.3 million. Growth in both rental and direct sales contributed to the increase in revenue over the prior-year.

    Earnings per diluted share totaled $0.45 for the quarter compared to $0.48 during the prior-year period. Second quarter earnings were consistent with management's previous guidance and reflect incremental earnings from revenue growth, productivity improvements and lower energy costs. These gains were offset by higher initial merchandise costs resulting from record new account sales written over the last twelve months, expenses associated with investments in sales, marketing and technology initiatives and a higher effective tax rate.

    "We continue to put tremendous focus on improving the fundamentals of our business while executing our strategic initiatives," said Richard Marcantonio, G&K's chairman and chief executive officer. "The investments we're making will provide a superior value proposition for our customers and strengthen our foundation to drive long-term revenue and earnings growth for our shareholders."

    Income Statement Review

    Second quarter revenue from G&K's rental business increased to $209.1 million, up 4.9 percent over the prior-year period. The company's organic industrial rental growth rate was approximately 4.5 percent in the second quarter, an improvement of 100 basis points compared to the prior-year period. Rental organic growth was slightly below expectations due to economic softness in certain traditional rental uniform wearing industries, particularly the automotive sector. In addition, unseasonably warm weather resulted in lower than expected growth of entrance mat products during the quarter. Direct sale revenue, driven almost entirely by organic growth, increased to $21.6 million, up 8.2 percent over the prior-year second quarter. The company's annual outerwear promotion and continued momentum in the Lion Uniform Group contributed to the direct sale revenue growth. The organic revenue growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.

    Gross margin from rental operations for the quarter was 35.5 percent compared to 36.0 percent in the prior-year period. Improvements in production and delivery productivity and lower energy costs during the quarter were offset by increased merchandise costs associated with record new account growth achieved during the last twelve months. Gross margin from direct sales was 27.8 percent compared to 29.2 percent in the prior-year period.

    Selling, general and administrative expenses were 21.7 percent of consolidated revenue for the quarter, down from 21.8 percent in the year-earlier period. Selling expenses as a percent of consolidated revenue were higher than the year ago period as a result of the expansion in the company's sales force during the last nine months. This increase was offset by lower administrative expenses due to office productivity savings driven by the company's handheld initiative, leverage due to improved revenue growth and lower retirement plan expenses.

    The effective tax rate for the second quarter increased to 38.0 percent from 34.9 percent in the year-earlier period. The company's effective tax rate in the prior-year quarter was lower due to the reduction of tax reserves no longer required.

    Balance Sheet and Cash Flow Statement Review

    The company's balance sheet remains strong. As of December 30, 2006, the company had total borrowings of $198.3 million, down from $238.7 million a year ago. Total debt as a percent of total capitalization was 26.1 percent. Total stockholders' equity increased to $561.1 million.

    Cash provided by operating activities for the six months ended December 30, 2006 was $28.0 million compared to $24.1 million in the prior-year period. Cash used for property, plant and equipment during the six month period totaled $18.4 million compared to $16.5 million in the previous year. Free cash flow, defined as cash flow from operations less capital expenditures, totaled $9.7 million for the first six months of fiscal 2007 compared to $7.6 million in the same period of fiscal 2006.

    Outlook

    The company expects fiscal 2007 third quarter revenue to range from $232.0 million to $235.0 million and earnings per diluted share from $0.49 to $0.53. The revenue guidance represents a rental organic growth rate consistent with the second quarter of fiscal 2007 and an increase from the third quarter of fiscal 2006. The earnings guidance reflects a continued sequential improvement in operating margin and a lower income tax rate.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through March 1, 2007.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                  For the Three Months Ended For the Six Months Ended
                  ----------------------------------------------------

(U.S. Dollars, in
 thousands, except December 30, December 31, December 30, December 31,
 per share data)       2006          2005         2006        2005
----------------------------------------------------------------------

----------------------------------------------------------------------
Revenues
 Rental operations    $209,130      $199,355     $416,431    $393,423
 Direct sales           21,634        19,993       37,461      33,873
----------------------------------------------------------------------
    Total revenues     230,764       219,348      453,892     427,296
----------------------------------------------------------------------
Operating Expenses
 Cost of rental
  operations           134,833       127,672      266,485     252,178
 Cost of direct
  sales                 15,617        14,155       27,656      24,356
 Selling and
  administrative        50,042        47,855       99,921      91,600
 Depreciation and
  amortization          11,232        10,644       22,450      21,243
----------------------------------------------------------------------
    Total
     operating
     expenses          211,724       200,326      416,512     389,377
----------------------------------------------------------------------
Income from
 Operations             19,040        19,022       37,380      37,919
 Interest expense        3,486         3,302        6,879       6,317
----------------------------------------------------------------------
Income before
 Income Taxes           15,554        15,720       30,501      31,602
 Provision for
  income taxes           5,910         5,486       11,665      10,997
----------------------------------------------------------------------
Net Income              $9,644       $10,234      $18,836     $20,605
----------------------------------------------------------------------
 Basic weighted
  average number
 of shares
  outstanding           21,190        21,083       21,187      21,037
Basic Earnings Per
 Common Share            $0.46         $0.49        $0.89       $0.98
----------------------------------------------------------------------
 Diluted weighted
  average number
 of shares
  outstanding           21,385        21,221       21,374      21,185
Diluted Earnings
 Per Common Share        $0.45         $0.48        $0.88       $0.97
----------------------------------------------------------------------

Dividends per
 share                 $0.0400       $0.0175      $0.0800     $0.0350
----------------------------------------------------------------------


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                December 30,  July 1,
                                                   2006        2006
(U.S. dollars, in thousands)                    (Unaudited)
----------------------------------------------------------------------
ASSETS
Current Assets
   Cash and cash equivalents                        $14,032   $19,690
   Accounts receivable, net                         101,418    94,964
   Inventories                                      139,870   141,031
   Prepaid expenses                                  12,700    15,552
----------------------------------------------------------------------
         Total current assets                       268,020   271,237
----------------------------------------------------------------------

Property, Plant and Equipment, net                  248,465   249,001
Other Assets                                        430,837   430,854
----------------------------------------------------------------------
                                                   $947,322  $951,092
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                 $27,074   $27,404
   Accrued expenses                                  72,155    72,999
   Deferred income taxes                             10,197    10,419
   Current maturities of long-term debt              71,143    18,199
----------------------------------------------------------------------
         Total current liabilities                  180,569   129,021
----------------------------------------------------------------------

Long-Term Debt, net of current maturities           127,200   195,355
Deferred Income Taxes                                31,700    34,343
Other Noncurrent Liabilities                         46,787    44,985
Stockholders' Equity                                561,066   547,388
----------------------------------------------------------------------
                                                   $947,322  $951,092
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)
                                             For the Six Months Ended
                                             -------------------------
                                             December 30, December 31,
(U.S. dollars, in thousands)                    2006         2005
----------------------------------------------------------------------
Operating Activities:
 Net income                                      $18,836      $20,605
 Adjustments to reconcile net income to net
  cash provided by operating activities -
 Depreciation and amortization                    22,450       21,243
 Stock-based compensation                          2,070        2,118
 Deferred income taxes                              (338)         371
 Changes in current operating items,
  exclusive of acquisitions                      (16,260)     (21,198)
 Other assets and liabilities                      1,276          977
----------------------------------------------------------------------
Net cash provided by operating activities         28,034       24,116
----------------------------------------------------------------------
Investing Activities:
 Property, plant and equipment additions,
  net                                            (18,355)     (16,482)
 Acquisition of business assets                       50      (11,515)
 Purchase of investments, net                     (1,393)      (1,248)
 ---------------------------------------------------------------------
Net cash used for investing activities           (19,698)     (29,245)
----------------------------------------------------------------------
Financing Activities:
 Repayments of long-term debt                     (7,440)      (7,484)
 Proceeds from (repayments of) short-term
  borrowings, net                                 (7,759)      10,550
 Cash dividends paid                                (857)        (747)
 Sale of common stock                              2,743        1,250
----------------------------------------------------------------------
Net cash (used for) provided by financing
 activities                                      (13,313)       3,569
----------------------------------------------------------------------
Decrease in Cash and Cash Equivalents             (4,977)      (1,560)
Effect of Exchange Rates on Cash                    (681)         295

Cash and Cash Equivalents:
 Beginning of period                              19,690       15,345
----------------------------------------------------------------------
 End of period                                   $14,032      $14,080
----------------------------------------------------------------------
Supplemental Cash Flow Information:
 Non-Cash Transactions -
     Debt issued in connection with
      business acquisitions                           $-      $(1,419)
----------------------------------------------------------------------

    CONTACT: G&K Services, Inc.
             Jeffrey L. Wright,
             Senior Vice President and Chief Financial Officer,
             952-912-5500
             or
             Glenn L. Stolt,
             Vice President and Treasurer,
             952-912-5500
             or
             Shayn R. Carlson,
             Director of Investor Relations,
             952-912-5500